EXECUTION COPY

                       LICENSE AGREEMENT                          Exhibit 2.2

     This License Agreement (this "Agreement") is made and entered into as of May 16, 2003, by and between IRIS NETWORKS, a California corporation ("Buyer"), and PacketPort.com, a Nevada corporation ("Seller").

                             RECITALS

     A. Prior to the date hereof, Seller has been engaged in the business of designing, developing, manufacturing, selling, licensing, distributing and supporting certain computer peripheral hardware and software Internet protocol ("IP") telephony solutions and services, including IP switching gateway, SS7 server, soft central office and call agent products (such business, excluding all business and business activities relating to Seller's Integrated Access Device, is referred to in this Agreement as the "SCO Business").

     B. Buyer (as assignee of Themis Computer) and Seller are parties to an Asset Purchase Agreement dated as of April 25, 2003 (the "Asset Purchase Agreement") pursuant to which, effective as of the date of this Agreement, Buyer has purchased from Seller, and Seller has sold to Buyer, certain assets of the SCO Business, including all intellectual property rights and assets used or held for use by Seller in the conduct of the SCO Business, all on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

     C. Seller desires to obtain from Buyer a license to certain products of the SCO Business in order to enable Seller to offer certain packet telephony voice services to its customers from and after the date hereof, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                         ARTICLE 1.
                   DEFINITIONS AND CONSTRUCTION

     1.1 Definitions. The following capitalized terms shall have the meanings set forth below:

           (a) "Affiliate" of any entity shall mean any person or entity directly or indirectly controlling, controlled by or under common control with such entity. For purposes of this definition, the term "controlling," "is controlled by," or "is under common control with" shall mean the ownership and control, direct or indirect, of more than 10% of the outstanding voting interests of such person or entity.

           (b) "Bug Fixes" shall mean maintenance releases, service patches and error corrections for the Licensed Products.

           (c) "Customers" shall mean those individual end user subscribers that receive, from Seller or Seller Affiliates, telephony services that Seller or Seller Affiliates provide by utilizing the Licensed Products. Seller shall not be permitted to utilize any of the Licensed Products except as part of a service offering by Seller or Seller Affiliates to Customers in accordance with the terms, conditions and provisions contained in this Agreement.

           (d) "Derivative Works" shall mean derivative works of the source code of the Licensed Products and the documentation for such derivative works, as the term is defined in Title 17, United States Code,
Section 101.

           (e) "Field of Use" shall mean, with respect to the Licensed Products, use by Seller or Seller Affiliates, and not by any third party, on a hardware platform or platforms owned solely by Seller or Seller Affiliates to provide IP telephony services, as a hosted services provider, to Customers.

           (f) "Intellectual Property Rights" mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including, without limitation, all exclusive exploitation rights, copyrights, neighboring rights, moral rights, and mask-works, (b) trademark, trade dress, and trade name rights and similar rights,
(c) trade secret rights, (d) patents, designs, algorithms, and other industrial property rights, (e) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force throughout the universe.

           (g) "Internet Service Provider" or "ISP" shall mean an entity that provides customers with access (by way of dial up, DSL, cable modem, ISDN, T1 or other generally available means) to all generally accessible locations (urls) and services on the Internet.

           (h) "Licensed Products" shall mean the products known as of the date of this Agreement as (1) the DataCrate SCO Database;
(2) the DataCrate Call Agent, and (3) the DataCrate Gateway, as such products exist on the date of this Agreement.

           (i) "Seller Affiliate" shall mean an Affiliate of Seller that is not an ISP (Internet Service Provider) or an equipment manufacturer, and that is providing IP telephony services, as a hosted services provider, to Customers; provided, however, that for purposes of this Agreement and the licenses granted to Seller hereunder and for no other purpose whatsoever, each of the following entities (collectively, the "Designated Entities") shall be deemed to be a "Seller Affiliate" even though it is not an Affiliate of Seller so long as it is (1) not an ISP or an equipment manufacturer and (2) providing IP telephony hosted services, as a hosted services provider, to Customers:

               Flow-Line Communications Ltd.
               Wizcom UK Ltd.
               EcsNet, S.r.L.
               Packetport.com "BB Group"
               NewChip, SrL
               Colo Central Corporation

     1.2 Other Definitions. Any capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

                         ARTICLE 2.
                              LICENSE GRANT

     2.1  Scope of License.


           (a) Grant of License. Buyer hereby grants to Seller, subject to termination of this Agreement in accordance with Section 6 and subject to Buyer's rights under Section 5.6, a perpetual, royalty-free, fully-paid, non-exclusive, non-transferable (except as expressly set forth in Article 7.1), non-sublicenseable, worldwide license to install, load, execute, store and/or display the Licensed Products, solely for use by Seller within the Field of Use to provide services to up to 500,000 Customers; provided, however, that as provided in Article 4 hereof, Buyer licenses the Licensed Products to Seller "AS IS" and, without limiting the generality of the foregoing, Buyer makes no representation, warranty or guarantee, express or implied, to Seller that the Licensed Products will perform within the Field of Use or will be capable of providing services to Customers or to any particular number of Customers. The license by Buyer to Seller hereunder in no way implies that the Licensed Products have or will have after the date hereof capabilities beyond the capabilities of the Licensed Products on the date of this Agreement.

           (b) Designated Entities. Notwithstanding anything herein to the contrary, the Designated Entities may lease from Seller or any Seller Affiliate (other than any Seller Affiliate who is a Designated Entity) the hardware platform or platforms necessary for use of the Licensed Products, and the Designated Entities shall not be required to own such platforms. All other terms and conditions of this Agreement pertaining to "Seller Affiliates" shall apply to the Designated Entities.

           (c) Ownership of Platforms. In accordance with the "Field of Use" restrictions on the license granted to Seller under this Agreement, neither Seller nor any Seller Affiliate shall be authorized or permitted to use any Licensed Products on hardware platforms that are not owned solely by Seller or Seller Affiliates. Without limiting the generality of the foregoing, such platforms may not be owned by any third party.

           (d) "End User" License Agreements. In connection with Seller's providing the Licensed Products to any Seller Affiliate in accordance with the terms of this Agreement, Seller shall pass through to such Seller Affiliate a non-transferable "end user" software license agreement between the Seller Affiliate and Buyer (each, an "End User License Agreement") for the Licensed Products, the terms, conditions and provisions of which shall
(1) be at least as restrictive as those contained in this Agreement, including, without limitation, confidentiality and non-use provisions, and (2) limit the number of Customers to whom the Seller Affiliate may provide services using the Licensed Products. Such End User License Agreement shall be in substantially the form of Schedule 1 attached hereto, as such agreement may from time to time be modified by Buyer; provided, however, that no such modification shall be contrary to the terms of this Agreement. Prior to utilizing the Licensed Products, each Seller Affiliate (including the Designated Entities) shall be required to sign an End-User License Agreement, and Seller shall provide the original signed End User License Agreement to Buyer within ten days following its execution. Each Seller Affiliate that enters into an End User License Agreement with Buyer shall be required to register with Seller the site where the Licensed Products will reside, and Seller shall be required to provide such information to Buyer in accordance with the terms of Sections 2.9 and 2.10. Seller shall provide written notice in each instance to Buyer promptly upon the termination, for any reason, of any End-User License Agreement. In the event that any Seller Affiliate utilizes the Licensed Products as expressly permitted under this Agreement, Seller shall ensure that such use does not violate any of the terms of this Agreement or the applicable End User License Agreement, and any such violation shall be deemed a violation of this Agreement by Seller. Seller shall be responsible for any and all actions and inaction of any Seller Affiliate. In no event shall any Seller Affiliate at any time or in any manner sublicense, assign, pledge or transfer to any third party or to its own Affiliates any rights in or to the Licensed Products. In the event that Seller requests that the End User License Agreement provide for a specified term for the license granted therein and/or that the related "Key" (as defined herein) facilitates the enforcement of such term, Buyer shall in its reasonable discretion and after consultation with Seller determine the manner in which such limitation shall be effected.

           (e)  Enhancements.  Other than as specifically provided in Section
2.6 hereof with respect to Bug Fixes, Buyer shall have no obligation to provide to Seller any enhancements, improvements, modifications, future releases or Derivative Works made by or on behalf of Buyer to the Licensed Products. In the event that during the three-year period following the date of this Agreement, Buyer offers generally to its other customers feature enhancements, modifications, upgrades or the like (collectively, "Enhancements"), Buyer agrees to offer such Enhancements to Seller at incremental pricing that is comparable to and competitive with the prices at which Buyer offers such Enhancements to its other customers or, in the event that Buyer does not offer any such Enhancements to customers as discrete, separately priced items, Buyer shall offer such Enhancements to Seller at prices Buyer in good faith determines to be commercially reasonable.

     2.2 Certain Restrictions. Seller acknowledges and agrees that the Licensed Products are licensed and not sold. Seller acknowledges and agrees that this limited license specifically prohibits Seller or any Seller Affiliate from (i) reselling or otherwise sublicensing the Licensed Products to any third party, (ii) engaging in any OEM transactions (i.e., providing the Licensed Products or the licenses to third parties to sell or license under their own names and/or with other products as part of their own product offerings) with respect to all or any portion of the Licensed Products, (iii) using any of the Licensed Products to provide services to any third party on a service bureau, application service provider or time-sharing basis or otherwise, (iv) modifying the Licensed Products or creating Derivative Works from the Licensed Products or any other item that is subject to the Intellectual Property Rights of Buyer or making any use of the Licensed Products or any Intellectual Property Rights of Buyer therein beyond the express scope of the limited license granted herein or (v) pledging or otherwise assigning to any third party any interest in this Agreement, the Licensed Products or the hardware platforms on which the Licensed Products have been installed. Buyer acknowledges and agrees that notwithstanding the foregoing, Seller may use Buyer-published application programming interfaces ("API") to create enhancements for the Licensed Products for use by Seller solely in connection with Seller's proper exercise of the license rights granted hereunder and in strict accordance with the terms, conditions and
restrictions contained in this Agreement.   Seller agrees that Seller shall
have no right to sell, license, transfer or otherwise allow a third party (other than Customers) to use any such enhancements that have been created by Seller.

     2.3 No Rights to Source Code. Buyer shall not provide Seller with a copy of, and Seller acquires no right of any kind with respect to, any source code for any of the Licensed Products. Seller agrees not to, and shall ensure that Seller Affiliates, if any, employees, contractors, subcontractors or agents do not attempt to create or discover, by de-compiling, disassembling, reverse engineering or otherwise, the source code for any of the Licensed Products.

     2.4 No Other Rights. No rights or licenses shall be implied by estoppel or otherwise other than the rights and licenses expressly granted in this Agreement, and all rights not specifically granted to Seller hereunder are reserved by Buyer.

     2.5 Compliance with Laws. Seller shall adhere, and shall ensure that any Seller Affiliates adhere, to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

     2.6  Limited Support.

           (a) No Additional Support. Nothing in this Agreement shall entitle Seller to receive any maintenance, support, service, warranty or similar services from Buyer with respect to the Licensed Products, except as expressly set forth in Section 2.6(b) below.

           (b) Support. For a period of one year following the date of this Agreement, Buyer shall provide to Seller (but not to any Seller Affiliates), free of charge, the following limited support for the Licensed Products: (i) Buyer will provide to members of Seller's information technology support staff one free training course of three days in length (on days that are mutually agreeable to the parties) on installation, use and maintenance of the Licensed Products; (ii) Buyer will provide Bug Fixes, by electronic file transfer or by access to an FTP site, as and when Buyer makes such Bug Fixes generally available to its other customers; and (iii) Buyer will provide Seller with limited telephone/email support, for up to six hours per calendar week, during Buyer's regular business hours which shall be 8:00 a.m. to 5:00 p.m., Pacific Time, Monday through Friday, excluding "Holidays" (as defined in Section 2.6(d)). In the event Seller uses fewer than six hours of support services in any calendar week, the "unused" hours shall lapse and shall not carry forward to any future week. Buyer shall use commercially reasonable efforts to respond to support inquiries by telephone or email (in Buyer's sole discretion) within eight business hours after a Seller Contact Person (as defined herein) submits a written problem report by email to a Buyer Contact Person, and the Buyer Contact Person shall thereafter work with the Seller Contact Person to resolve the issue; provided, however, that Buyer cannot assure Seller of any specific time by which problems will be resolved or that any problem will in fact be resolved; and, provided further, that the "urgency" of a reported problem shall not affect the response time and shall not expand or constrict Buyer's obligations hereunder. Seller agrees that all requests for support will be directed to Buyer's support organization (and specifically to the Buyer Contact Person designated in accordance with this Section) and not to individual employees of Buyer, including without limitation individual employees of Buyer who were employees of Seller prior to
the date of this Agreement.   Each of Seller and Buyer shall designate one
primary point of contact (and, if agreed by both parties, a second contact) (each such designated person, a "Contact Person") for purposes of all communications regarding the services provided to Seller under this Section. Either party may at any time change a Contact Person by providing written notice to the other party hereto.

           (c) Future Support Arrangements. In the event that, after the date hereof, Buyer offers generally to its customers maintenance, support, service, warranty or similar services in connection with the Licensed Products, Seller may, at its option, elect to purchase such services under a separate agreement entered into between Buyer and Seller; provided, however, that Buyer agrees to offer such services to Seller at prices that are equivalent to the most favorable pricing offered by Buyer to its other customers for services that are of an equivalent nature and scope. Such obligation on the part of Buyer shall terminate three years following the date of this Agreement.

           (d)  Holidays.  For purposes of this Agreement,
"Holidays" shall mean New Year's Day, President's Day (in February), Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the day after Thanksgiving), Christmas and such other days as may in the future be determined to be standard holidays within the State of California.

     2.7  Additional Licenses.  Nothing in this Agreement shall require
Buyer to grant to Seller any additional licenses (i.e., licenses for Customers in addition to the 500,000 Customers provided for herein) to any or all of the Licensed Products; provided, however, that in the event that during the three years after the date hereof, Buyer offers such licenses to its other customers, Buyer shall offer such additional licenses to Seller at prices that are equivalent to the most favorable pricing offered by Buyer to its other customers for licenses of an equivalent nature and scope. Any such additional licenses shall be made pursuant to, and subject to all of the terms, conditions and restrictions of, this Agreement.

     2.8 Infringement Actions. In the event that Seller or any Seller Affiliate learns of any actual or threatened infringement by a third party of any of Buyer's Intellectual Property Rights in the Licensed Products, Seller shall promptly notify Buyer. Buyer may, in its sole discretion, bring an infringement action against such third party. In the event that Buyer initiates an infringement action hereunder, Buyer shall bear all expenses incurred in the prosecution of, and shall keep all recoveries from, such action. Seller shall not, under any circumstances, bring or prosecute any infringement action regarding the Licensed Products or any of Buyer's Intellectual Property Rights therein.

     2.9 Keys; Seller Registration. Seller's use of the Licensed Products hereunder requires valid software license keys ("Keys"), and Seller will be required to obtain additional Keys as the licenses granted hereunder are incrementally expanded to increase capacity for additional Customers (up to the maximum of 500,000). Upon Seller's request for Keys required to utilize the Licensed Products in accordance with the terms of this Agreement, Buyer will generate and provide such Keys to Seller provided that Seller is then in compliance with all of the terms of this Agreement and provided that Seller completes a registration process in which (1) Seller certifies that the Licensed Products have been or are being installed on hardware platforms that are owned, and not leased or otherwise held, solely by Seller, (2) Seller identifies the location at which the hardware platform will be used and the serial or other identification number(s) of the hardware platform(s) and (3) if such Licensed Products are being utilized by a Seller Affiliate as permitted under this Agreement, the name of such Seller Affiliate and the number of Customers to whom the Seller Affiliate is authorized to provide services in accordance with the terms of this Agreement.

     2.10 Reporting; Use Audit. Within ten days after the first day of each calendar quarter during the term of this Agreement, Seller shall deliver to Buyer a written report identifying in reasonable detail (1) the Licensed Products then in use by Seller or any Seller Affiliate under this Agreement,
(2) the facilities (i.e., addresses) at which such Licensed Products are in use and the name of any Seller Affiliate that is utilizing the Licensed Products, together with the number of Customers to whom the Seller Affiliate is authorized to provide services, and (3) the hardware platforms (by serial or other identification number) on which such Licensed Products have been installed. In order to confirm Seller's compliance with the terms of this Agreement (including, without limitation, confirming that a purported Seller Affiliate meets the criteria set forth in Sections 1.1(a) and 1.1(i)), Buyer shall have the right, from time to time upon reasonable notice to Seller (and in any event upon not less than five business days prior notice to Seller) to conduct during normal business hours an audit of (a) Seller's records, including agreements with Seller Affiliates, pertaining to the Licensed Products and the use thereof and (b) the facilities and hardware platforms on which the Licensed Products have been installed (even if such facilities are owned or controlled by a Seller Affiliate). Seller agrees to arrange for such audits of any records, facilities and hardware platforms that are not under the direct control of Seller.

     2.11 Disclaimers. Seller's and any Seller Affiliate's use of the Licensed Products hereunder shall be subject in all respects to the disclaimers set forth in Article 4.

                         ARTICLE 3.
                            CONFIDENTIALITY

     Each party's Confidential Information shall be treated as confidential by the other party as set forth in Section 7.6 of the Asset Purchase Agreement.

                         ARTICLE 4.
                               DISCLAIMERS

     4.1 Disclaimers. THE LICENSED PRODUCTS (INCLUDING, WITHOUT LIMITATION, BUG FIXES) ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. BUYER DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ALL EXPRESS AND IMPLIED WARRANTIES OF EVERY KIND RELATING TO THE LICENSED PRODUCTS AND USE OF THE LICENSED PRODUCTS (INCLUDING, WITHOUT LIMITATION, ACTUAL AND IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT), AS WELL AS ANY WARRANTIES THAT THE LICENSED PRODUCTS (OR ANY ELEMENTS THEREOF) WILL ACHIEVE A PARTICULAR RESULT, OR WILL BE UNINTERRUPTED OR ERROR-FREE.

     4.2 Limitations on Liability. EXCEPT WITH RESPECT TO A BREACH OR BREACHES BY SELLER OF ARTICLE 3, OR WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SELLER HAS AN INDEMNITY OBLIGATION UNDER ARTICLE 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY DIRECT OR INDIRECT LOST PROFITS OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (HOWEVER ARISING, INCLUDING AS A RESULT OF NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

                         ARTICLE 5.
                             INDEMNIFICATION

     5.1 Indemnification. Seller shall indemnify and hold harmless, and at Buyer's option defend, Buyer, any Affiliate of Buyer and any shareholder, partner, member, director, officer, employee or agent of any of them (the "Indemnified Parties"), from and against, and waives any claim for contribution or indemnity with respect to, all claims, damages, liabilities, losses, including the loss of tax benefits, costs, deficiencies or expenses, including without limitation accountants' fees and expenses, attorneys' fees and expenses, interest and penalties in connection therewith and including those incurred in connection with the enforcement of this Article 5 ("Claims"), which may be sustained by any such Indemnified Party and which arise out of:

           (a)  the breach of any agreement, covenant,
representation, warranty or other obligation of Seller made or incurred under or pursuant to this Agreement or any document delivered pursuant hereto, including without limitation Seller's obligations with respect to any Seller Affiliates; or

           (b) the assertion against any Indemnified Party of any liability or obligation, whether known or unknown, contingent or absolute, direct or indirect, or otherwise, to the extent resulting from or arising directly or indirectly from the use by Seller, Seller Affiliates or any Customers of any of the Licensed Products or from the exercise by Seller of any of the rights granted by Buyer hereunder, including without limitation any and all such liabilities or obligations relating to claims by Customers or Seller Affiliates arising out of any claim that any of the Licensed Products infringe or constitute wrongful use of a third party's proprietary or intellectual property rights.

     5.2 Notice and Defense of Third Party Actions. Each Indemnified Party shall give prompt written notice to Seller of the commencement or assertion of any Claim by a third party (collectively, a "third party action") in respect of which an Indemnified Party will seek indemnification hereunder, which notice shall state, to the extent known to the Indemnified Party, the basis on which the claim for indemnification is made, the facts giving rise to or the alleged basis of the third party action, and the amount (which may be estimated) of liability asserted by reason of the Claim; such notice shall also include a copy of the document (if any) by or in which the third party action is commenced or asserted. Any failure so to notify Seller shall not relieve it from any liability that it may have to the Indemnified Party under this Article 5 except to the extent that the failure to give such notice materially and adversely prejudices Seller. Seller may object to the claim of indemnification set forth in the notice delivered by the Indemnified Party by providing, within 30 days following receipt of such notice, written notice to the Indemnified Party specifying the basis for such objection. If Seller does not within such 30 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor, Seller shall be deemed to have acknowledged its liability for such third party action and shall promptly pay the Claim. The Indemnified Party shall have the right to control the defense of and to settle or otherwise dispose of any third party action on such terms as the Indemnified Party deems appropriate; provided, however, that:

           (a) Seller (but not any Seller Affiliate) shall be entitled, at its own expense, and without unreasonable interference with the actions of the Indemnified Party, to participate in the defense of third party actions; and

           (b) the Indemnified Party shall obtain the prior written consent of Seller before entering into any settlement, compromise, admission or any acknowledgment of the validity of a third party action or any liability in respect thereof, which consent shall not be unreasonably withheld or delayed.

     5.3  Notice of Direct Claims.  In any case in which an Indemnified
Party seeks indemnification hereunder which is not subject to Section 5.2 hereof because no third party action is involved, the Indemnified Party shall deliver to Seller a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party believes it is entitled to be indemnified. After Seller shall have been notified of the amount for which the Indemnified Party seeks indemnification, Seller shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds unless Seller reasonably objects to the claim for indemnification or the amount thereof, in which case Seller shall provide the Indemnified Party with written notice of such objection in setting forth such objection and setting forth the specific grounds therefor. If Seller does not give the Indemnified Party such written notice objecting to such claim within such 30 day period, Seller shall be deemed to have acknowledged its liability for such claim and shall promptly pay such amount, and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

     5.4 Cooperation. The parties shall cooperate with each other in the defense of any third party action that is the subject of Section 5.2 and, during normal business hours, shall afford each other access to their respective books and records and available employees relating to such third party action. The parties shall also furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such third party action. Seller shall cause any Seller Affiliates to so cooperate with and furnish information to Buyer.

     5.5 The Right of Offset. In addition to such other rights, powers and remedies that Buyer may have under law or at equity, Buyer shall have the right, but not the obligation, to offset against any amount owed by Buyer to Seller hereunder or under the Asset Purchase Agreement, including without limitation any Earn-Out Payments, all or any part of any claim, liability, obligation, loss, damages, costs or expenses (including attorneys' fees) with respect to which Buyer determines in good faith that it or any Indemnified Party is entitled to indemnification under this Article 5. In the event of any such offset, Buyer shall notify Seller in writing of the offset, which written notice shall specify the amount of the offset and describe in reasonable detail the basis therefor.

     5.6 Additional Buyer Remedies. In the event that, in the reasonable exercise of its discretion, Buyer instructs Seller to cease using (and/or to cause any Seller Affiliates to cease using) any or all of the Licensed Products in order to mitigate or lessen potential damages arising from a claimed or possible infringement or wrongful use of any third party's intellectual property rights, Seller shall cease using such Licensed Products.

     5.7 Non-Exclusive Remedy. The indemnification provisions set forth in this Article 5 are in addition to, and not in derogation of, any statutory, equitable or common law remedy that a party may have for breach of any representation, warranty or covenant under this Agreement or any document delivered pursuant hereto.

                         ARTICLE 6.
                               TERMINATION

     6.1 Termination Upon Breach by Seller Affiliate. Buyer may terminate this Agreement by giving written notice to Seller at any time in the event (i) Seller has, directly or indirectly through Customers, breached in any respect any representation, warranty, covenant or restriction contained in this Agreement, including without limitation any of the restrictions on Seller's use of any of the Licensed Products, (ii) Buyer has notified Seller of the breach, and (iii) the breach has continued without cure for a period of 30 days after the notice of breach.

     6.2 Termination Upon Assignment or Material Adverse Change. This Agreement shall also terminate automatically as provided in Section 7.1 hereof or in the event Seller ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within 90 calendar days or makes an assignment for the benefit of creditors.

     6.3 Effect of Termination. Nothing in this Article shall impair or restrict the rights of Buyer to any and all remedies at law or in equity in the event such termination was the result of the breach by Seller, directly or indirectly through any Customers, of any representation, warranty, covenant or restriction hereunder.

     6.4 Seller Affiliate Obligations Upon Termination. Upon termination of this Agreement for any reason, any rights of Seller to possess or use the Licensed Products shall end, and Seller shall immediately, at Buyer's sole option, either deliver to Buyer or destroy the original Licensed Products and all copies of the Licensed Products or any portion thereof in its possession or control. Within 20 days following the date of such termination or expiration, an officer of Seller shall certify in writing to Buyer that Seller has complied with the terms of this Section 6.4. In addition, Buyer shall have the right upon reasonable notice, to conduct and/or direct an independent accounting firm to conduct, during normal business hours on Seller's premises under Seller's supervision, an inspection of such premises and an audit of the appropriate records of Seller to verify Seller's compliance with the return/destruction obligations set forth in this Section 6.4.

                         ARTICLE 7.
                           GENERAL PROVISIONS

     7.1 Assignment; Binding Agreement. Seller may not, and covenants that it will not, without Buyer's consent, which consent Buyer may grant or withhold in its sole and absolute discretion, assign, transfer or delegate either this Agreement or any of its rights, interests or obligations hereunder, and this Agreement may not be involuntarily assigned by Seller or assigned by Seller by operation of law. Upon any assignment or attempted assignment in violation of this Article 7.1, this Agreement and the licenses granted hereunder shall terminate automatically and immediately without any further notice or action by either party. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     7.2 Entire Agreement and Amendment. This Agreement, including any schedules and exhibits attached hereto together with the Asset Purchase Agreement, and the documents delivered hereunder and thereunder, constitutes the entire agreement between the parties with respect to the subject matter covered by this Agreement and supersedes all prior and contemporaneous discussions, negotiations, understandings, arrangements and agreements between the parties, including without limitation that certain "Term Sheet" entered into between the parties. No changes of, modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

     7.3 Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.

     7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     7.5 Headings and Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the parties has participated substantially in the negotiation and drafting of this Agreement, and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsperson.

     7.6 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when the same shall be delivered (i) personally, or (ii) by facsimile transmission (confirmed by mail) or (iii) three business days after being sent by registered or certified mail, postage prepaid, and addressed as set forth below, or (iv) one business day after being deposited with a nationally recognized overnight courier, such as Federal Express, with written verification of receipt, and addressed as set forth below:

          (a)       If to Buyer:   c/o Themis Computer
                                   3185 Laurelview Court
                                   Fremont, CA  94538
                                   Attention:  President
                                   Fax:  (510) 490 5529

                   with a copy to: Bryan Cave LLP
                                   120 Broadway, Suite 300
                                   Santa Monica, CA  90401 - 2386
                                   Attention:  Katherine F. Ashton, Esq.
                                   Fax:  (310) 576 2200

          (b)      If to Seller:   PacketPort.com
                                   587 Connecticut Avenue
                                   Norwalk, CT  06854
                                   Attention:  President

Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

     7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of California as applied to contracts made and performed within the State of California without regard to its conflicts of law principles. Each of the parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any California state or federal court sitting in the County of Santa Clara, California in respect of any suit, action or proceeding arising out of or pertaining to this Agreement and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the foregoing courts. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent such party may effectively do so under applicable law, any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

     7.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     7.9 Payment of Fees and Expenses. Except as provided in Article 5, each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other advisors and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any finder's or brokerage fees.

     7.10 No Waiver. The failure of either party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Agreement.

     7.11 Remedies. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the parties may have. The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     7.12 No Third Party Beneficiaries. Except as expressly provided herein with respect to the Affiliates of Buyer and Seller Affiliates, neither this Agreement nor any provision hereof, nor any document or instrument executed or delivered pursuant hereto, shall be deemed to create any right in favor of or impose any obligation upon any person or entity other than Buyer and Seller and their respective successors and permitted assigns.

     7.13 Independent Contractors. The parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to create relationships of partnership, joint venture, agency or employment between the parties.

     7.14 Specific Performance. Each party hereto may obtain specific performance to enforce its rights hereunder, and each party acknowledges that failure to fulfill its obligations to the other party hereto would result in irreparable harm to the other party.

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
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     Buyer:  IRIS NETWORKS


                                             By:/S/William E. Kehret
                                                ----------------------------
                                                William E. Kehret, President



                                     Seller: PACKETPORT.COM, INC.


                                             By:/S/Ronald A. Durando
                                                ----------------------------
                                                Ronald A. Durando, President